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                                                                      EXHIBIT 13


             SCHEDULES FOR COMPUTATION OF PERFORMANCE CALCULATIONS
This exhibit reflects the calculation of certain performance figures that appear under "Performance" in Part B.


A.  TOTAL RETURN

  Formula. The total return performance of the Subaccount for a specified period equals the change in the value of a hypothetical initial purchase payment of $10,000 ("Purchase Payment") from the beginning of the period to the end of the period. The total return performance is calculated assuming the change in the value of the Purchase Payment fully allocated to each Subaccount and the deduction of all expenses and fees, excluding the $30 annual policy fee. No withdrawals are assumed. Total Return may be expressed either as a dollar value or as a percentage change. The percentage change in the value of the Purchase Payment for the period is calculated by subtracting the initial Purchase Payment from the ending value and dividing the remainder by the beginning value:

                               EV - P
     Percentage Change   =    --------
                                  P

P = Purchase Payment

The decimal return is converted to a percentage by multiplying by 100.

B.  AVERAGE ANNUAL TOTAL RETURN

  Formula. The average annual total return (AATR) performance of the Subaccount for a specified period equals the change in the value of a hypothetical initial purchase payment of $1,000 ("Purchase Payment") from the beginning of the period to the end of the period. The AATR performance is calculated assuming the change in the value of the Purchase Payment fully allocated to each Subaccount and the deduction of all expenses and fees, including a prorated portion of the maximum $30 annual policy fee. This proration is based on the average owner's number of Subaccount. At the end of the specified period, it is assumed that a full surrender is taken. The AATR for a specific period is found by taking hypothetical $1,000 Purchase payment and computing the redeemable value at the end of the period after all fees and surrender charges. The Ending Redeemable Value (ERV) is then divided by the Purchase Payment, and this quotient is taken to the Nth root (N representing the number of years in the period) and 1 is 2 subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

     Average Annual Total Return =   (ERV)     1/N - 1
                                    -------
                                     ( P )

ERV  =   Ending Redeemable Value
P    =   Purchase Payment
N    =   Number of years

The decimal return is converted to a percentage by multiplying by 100

C.  YIELD CALCULATION - BOND SUBACCOUNTS

  The yield for the Scudder High Yield, Scudder Government Securities, Scudder Investment Grade Bond, and Scudder Bond Subaccounts is computed in accordance with a standard method prescribed by rules of the Securities and Exchange Commission. Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period. The yield quotations are based on a 30-day (or one month) period and computed by dividing that net investment income per
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accumulation unit earned during the period by the maximum offering price per unit on the last day of the period according to the following formula;

                                      a - b
               YIELD    =   2 [   (---------- + 1)     6 - 1]
                                       cd
WHERE:

a    =   net investment income earned during the period by the portfolio attributable to shares owned by the Subaccount.

b    =   expenses accrued for the period (net of reimbursements).

c    =   the average daily number of accumulation units outstanding during the period.

d    =   the maximum offering price per accumulation unit on the last day of the period.

D.  YIELD CALCULATION - MONEY MARKET SUBACCOUNT

  The yield and effective yield for the Scudder Money Market Subaccount is described under "Performance" in the Statement of Additional Information.